Exhibit 10.1

THE CHARLES SCHWAB CORPORATION

2004 STOCK INCENTIVE PLAN

(Adopted by the Board on March 10, 2004)

(Approved by Stockholders on May 17, 2004)

(Amended by the Board on March 14, 2007)

(Amendment Approved by Stockholders on May 17, 2007)

(Amended and Restated December 12, 2007)

(Amended and Restated December 10, 2009)

(Amended and Restated January 27, 2011)

(Amended and Restated May 5, 2011)

(Approved by Stockholders on May 17, 2011)

THE CHARLES SCHWAB CORPORATION

2004 STOCK INCENTIVE PLAN

SECTION 1. ESTABLISHMENT AND PURPOSE.

The Plan was adopted by the Board of Directors on March 10, 2004, subject to stockholder approval, which was obtained on May 17, 2004 (the “Effective Date”). The purposes of The Charles Schwab Corporation 2004 Stock Incentive Plan (the “Plan”) are to promote the long-term success of The Charles Schwab Corporation (“Schwab” or the “Company”) and the creation of incremental stockholder value by (i) encouraging non-employee directors, employees and consultants to focus on long-range objectives, (ii) encouraging the attraction and retention of non-employee directors, employees and consultants with exceptional qualifications and (iii) linking non-employee directors, employees and consultants directly to stockholder interests by providing them stock options and other stock and cash incentives.

This Plan is a successor to The Charles Schwab Corporation 2001 Stock Incentive Plan, The Charles Schwab Corporation 1992 Stock Incentive Plan and The Charles Schwab Corporation Employee Stock Incentive Plan (the “Prior Plans”). As of the Effective Date, no further awards shall be made under the Prior Plans. However, unless a contrary rule is stated, the provisions of the Prior Plans shall continue to apply to awards granted to a participant under the Prior Plans prior to the Effective Date. In the event that this Plan is not approved by stockholders, awards shall continue to be made under the Prior Plans in accordance with their terms.

SECTION 2. ADMINISTRATION.

(a) Committee Composition. The Plan will be administered by a Committee (the “Committee”) of the Schwab Board of Directors (the “Board”) consisting of two or more directors as the Board may designate from time to time. The composition of the Committee shall satisfy such requirements as:

(i) the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 or its successor under the Securities Exchange Act of 1934 (the “Exchange Act”);

(ii) may be established by the stock exchange or stock market on which Schwab’s common stock may be listed pursuant to the rule-making authority of such stock exchange or stock market; and

(iii) the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

(b) Committee Administration. The Committee shall have discretionary authority to construe and interpret the Plan and any benefits granted under the Plan, to establish, interpret and amend rules for Plan administration, to change the terms and conditions of options and other benefits at or after grant, and to make all other determinations which it deems necessary or advisable for the administration of the Plan. The determinations of the Committee shall be made in accordance with its judgment as to the best interests of Schwab and its stockholders and in accordance with the purposes of the Plan, and shall be final and conclusive on all persons. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members in person or by telephone. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, and shall be made in writing signed by all the Committee members. The Committee may authorize one or more officers of the Company to select employees to participate in the Plan and to determine the number of option shares and other rights to be granted to such participants (other than to the officer making such determination), except with respect to awards to officers subject to section 16 of the Exchange Act or officers who are or may become “covered employees” within the meaning of section 162(m) of the Code (“Covered Employees”) and any reference in the Plan to the Committee shall include such officer or officers. Subject to the requirements of applicable law, the Committee may also authorize one or more officers of the Company to administer claims under the Plan. No member of the Committee shall be liable for any action that such member has taken or failed to take in good faith with respect to the Plan or any award under the Plan.

SECTION 3. PARTICIPANTS.

(a) General Rule. Participants may consist of all employees and consultants of Schwab and its subsidiaries, non-employee directors of the Board of Directors of Schwab (“Non-Employee Directors”) and non-employee directors of any subsidiary as determined by the Committee. Any corporation or other entity in which a 50% or greater interest is at the time directly or indirectly owned by Schwab shall be a subsidiary for purposes of the Plan. Designation of a participant in any year shall not require the Committee to designate that person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The Committee shall consider all factors that it deems relevant in selecting participants and in determining the type and amount of their respective benefits.

(b) Non-Employee Directors. In addition to any awards that may be granted to them under Section 3(a), each Non-Employee Director shall receive an automatic equity grant, subject to the terms of subparagraph (iv) below, as follows:

(i) For each calendar year for which he or she serves as a Non-Employee Director following the year in which the Non-Employee Director begins service, each Non-Employee Director shall receive an equity grant with an aggregate value equal to $125,000, consisting of 50 percent Stock Options and 50 percent Restricted Stock Units covering shares of Schwab common stock. The number of Stock Options granted shall be determined by dividing $62,500 by the binomial value of a share of Schwab common stock on the date of grant and the number of Restricted Stock Units shall be determined by dividing $62,500 by the fair market value (defined as the average of the high and low price) of a share of Schwab common stock on the date of grant.

(ii) In the first calendar year upon joining the Board, each Non-Employee Director shall receive an automatic equity grant calculated in the manner specified in Section 3(b)(i), except that the value of the grant shall be equal to $125,000 multiplied by the number of months remaining in the calendar year during which the Non-Employee Director will first serve as a Non-Employee Director divided by twelve.

(iii) The awards described in subparagraph (i) for a particular calendar year will be granted to each Non-Employee Director on the second business day following each regular annual meeting of the Company’s stockholders, provided that the Non-Employee Director continues to serve as a Non-Employee Director through the date of such annual meeting. Otherwise, no award shall be granted with respect to such calendar year. The awards described in subparagraph (ii) for a particular calendar year will be granted to each Non-Employee Director either (A) on the second business day following the regular annual meeting of the Company’s stockholders for the calendar year in which the Non-Employee Director is first appointed or elected to the Board, if the Non-Employee Director is elected or appointed to the Board on or before the date of such annual meeting or (B) on the date of the first meeting of the Board following the date the Non-Employee Director is first appointed or elected to the Board, if the Non-Employee Director is elected or appointed to the Board after the date of the regular annual meeting of the Company’s stockholders.

(iv) Each stock option shall be subject to the following terms and conditions:

(A) Each stock option shall be designated as a non-qualified stock option that is not intended to meet the specific requirements set forth in section 422 of the Code (“Nonqualified Stock Option”);

(B) The term of each Nonqualified Stock Option shall be 10 years; provided, however, that any unexercised Nonqualified Stock Option shall expire on the earlier of (I) the date 10 years after the date of grant; or (II) three (3) months following the date that the participant ceases to be a Non-Employee Director or an employee for any reason other than retirement (as defined in subparagraph (v) below), death or disability. If a participant ceases to be a Non-Employee Director or employee on account of death or disability, any unexercised

Nonqualified Stock Option shall expire on the earlier of the date 10 years after the date of grant or one year after the date of death or disability of such director, and if a participant ceases to be a Non-Employee Director or employee on account of retirement, any unexercised Nonqualified Stock Option shall expire on the earlier of the date 10 years after the date of grant or two years after the date of retirement of such Non-Employee Director; and

(C) The exercise price under each Nonqualified Stock Option shall be equal to the fair market value on the date of grant as determined by the Committee.

(v) The awards described in subparagraphs (i) and (ii) shall become vested and exercisable in accordance with the following schedule

Cumulative Vesting Percentage of Award
1st anniversary of grant date	25%
2nd anniversary of grant date	50%
3rd anniversary of grant date	100%

Notwithstanding the foregoing, the awards described in subparagraphs (i) and (ii) shall be fully vested on the Non-Employee Director’s death, disability (as such term is defined in the applicable award agreement) or retirement from the Board. For purposes of this Section 3(b), “retirement” shall mean a Non-Employee Director’s resignation or removal from the Board at any time after he or she has either attained age 70 or completed five years of service as a Non-Employee Director.

(vi) Each Restricted Stock Unit represents the right to receive a share of Schwab common stock subject to the conditions set forth in the applicable award agreement. If Schwab pays cash dividends on shares of Schwab common stock, each Restricted Stock Unit shall receive a dividend equivalent payment equal to the dividend paid per share of Schwab common stock multiplied by the number of unvested Restricted Stock Units. Each such payment shall be made as soon as practicable following the payment of the actual dividend, but in no event beyond March 15th of the year following the year the actual dividend is paid.

SECTION 4. STOCK SUBJECT TO PLAN.

(a) Basic Limitation. There is hereby reserved for issuance under the Plan an aggregate of:

(i) 90 million shares of Schwab common stock; plus

(ii) any shares of Schwab common stock subject to outstanding awards under the Prior Plans as of the Effective Date that on or after the Effective Date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in shares); plus

(iii) any shares of Schwab common stock that were issued under the Prior Plans and are reacquired by Schwab after the Effective Date.

The aggregate maximum number of shares of Schwab common stock available under subparagraphs (ii) and (iii) is 150 million. To the extent an award is paid in cash, it shall not reduce the limits of this Section 4(a).

(b) Share Usage. If there is a lapse, expiration, termination or cancellation of any stock option issued under the Plan prior to the issuance of shares under the Plan or if shares of common stock are issued under the Plan and thereafter are reacquired by Schwab, the shares subject to those options and the reacquired shares shall be added to the shares available for benefits under the Plan. Shares covered by a benefit granted under the Plan or a Prior Plan shall not be counted as issued unless and until they are actually issued and delivered to a participant. Any shares covered by a Stock Appreciation Right shall be counted as issued only to the extent shares are actually issued to the participant upon exercise of the right. In addition, any shares of common stock exchanged by a participant as full or partial payment to Schwab of the exercise price under any Stock Option exercised under the Plan or a Prior Plan, any shares retained by Schwab pursuant to a participant’s tax withholding election, and any shares covered by a benefit which is settled in cash shall be added to the shares available for benefits under the Plan. All shares issued under the Plan may be authorized and unissued shares, issued shares reacquired by Schwab or other shares that are treasury shares.

(c) Participant Limits. Under the Plan, no participant may be granted in any fiscal year of the Company:

(i) Stock Options or SARs relating to more than 5 million shares of Schwab common stock in the aggregate, and

(ii) Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units denominated in shares of Schwab common stock, or Other Stock Awards that are subject to the attainment of Performance Criteria described in Section 5(g) relating to more than 1 million shares of Schwab common stock in the aggregate, and

(iii) Performance Units denominated in cash or Other Cash Awards that are subject to the attainment of Performance Criteria described in Section 5(g) that could entitle the participant to more than $10 million in the aggregate from that year’s awards (considering for this purpose the maximum that could be payable, including for above-target performance).

With respect to any Stock Option or SAR granted to a participant who is a Covered Employee that is canceled, the number of shares of Schwab common stock originally subject to such Stock Option or SAR shall continue to count against the limit specified in subparagraph (i) above in accordance with Section 162(m) of the Code.

(d) Adjustments. The shares reserved for issuance and the limitations set forth in this Section 4 shall be subject to adjustment in accordance with Section 6.

SECTION 5. AWARDS.

(a) General. Benefits under the Plan shall consist of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units, and Other Stock or Cash Awards, all as described below. Each award under the Plan shall be evidenced by a written award agreement in paper or electronic form approved by the Committee. Such agreement shall be subject to and incorporate the express terms and conditions, if any, required under the Plan or as required by the Committee for the form of award granted and such other terms and conditions as the Committee may specify.

(b) Stock Options. Stock Options may be granted to participants at any time as determined by the Committee. The Committee shall determine the number of shares subject to each option and whether the option is an incentive stock option described in section 422(b) of the Code (an “Incentive Stock Option”); provided that only a common-law employee shall be eligible for the grant of an Incentive Stock Option. No participant may be granted Incentive Stock Options (under this Plan or any other Incentive Stock Option plan of the Company and its affiliates) which are first exercisable in any calendar year for shares of Schwab common stock having an aggregate fair market value (determined as of the date an option is granted) that exceeds $100,000; any Stock Option granted under the Plan that exceeds this limit shall be a Nonqualified Stock Option. The option price for each option shall be determined by the Committee but shall not be less than 100% of the fair market value of Schwab’s common stock on the date the option is granted (110% in the case of an Incentive Stock Option granted to an individual who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (a “10% Stockholder”). Each option shall expire at such time as the Committee shall determine at the time of grant. Options shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine; provided, however, that no option shall be exercisable later than the tenth anniversary of its grant (five years in the case of an Incentive Stock Option granted to a 10% Stockholder). The option price, upon exercise of any option, shall be payable to Schwab in full by:

(i) cash payment or its equivalent;

(ii) surrendering, or attesting to the ownership of, shares of Schwab stock that are already owned by the participant;

(iii) delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to Schwab the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and any withholding taxes due to Schwab; and

(iv) such other methods of payment as the Committee, at its discretion, deems appropriate; provided, however, that no method of payment will be permitted if it would result in a violation of applicable law, as determined by the Committee in its sole discretion.

In no event shall the Committee cancel any outstanding Stock Option for the purpose of reissuing the option to the participant at a lower exercise price or reduce the option price of an outstanding option.

Notwithstanding anything in this Section 5(b) to the contrary, Stock Options may be granted only to individuals who provide direct services on the date of grant of the Stock Option to the Company or another entity in a chain of entities in which the Company or another such entity has a controlling interest within the meaning of Treasury Regulation section 1.409A-1(b)(iii)(E) in each entity in the chain.

(c) Stock Appreciation Rights. Stock Appreciation Rights (“SARs”) may be granted to participants at any time as determined by the Committee. An SAR may be granted in tandem with a Stock Option granted under this Plan or on a free-standing basis. The Committee also may, in its discretion, substitute SARs for outstanding Stock Options. The grant price of a tandem or substitute SAR shall be equal to the option price of the related option. The grant price of a free-standing SAR shall be equal to the fair market value of Schwab’s common stock on the date of its grant. An SAR may be exercised upon such terms and conditions and for such term as the Committee in its sole discretion determines; provided, however, that the term shall not exceed the option term in the case of a tandem or substitute SAR or ten years in the case of a free-standing SAR and the terms and conditions applicable to a substitute SAR shall be substantially the same as those applicable to the Stock Option which it replaces. Upon exercise of an SAR, the participant shall be entitled to receive payment from Schwab in an amount determined by multiplying the excess of the fair market value of a share of Schwab common stock on the date of exercise over the grant price of the SAR by the number of shares with respect to which the SAR is exercised. The payment may be made in cash or stock, at the discretion of the Committee. Notwithstanding anything in this Section 5(c) to the contrary, SARs may be granted only to individuals who provide direct services on the date of grant of the SAR to the Company or another entity in a chain of entities in which the Company or another such entity has a controlling interest within the meaning of Treasury Regulation section 1.409A-1(b)(iii)(E) in each entity in the chain.

(d) Restricted Stock and Restricted Stock Units. Restricted Stock and Restricted Stock Units may be awarded or sold to participants under such terms and conditions as shall be established by the Committee. Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, any of the following (i) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or (ii) a requirement that the holder forfeit (or in the case of shares or units sold to the participant resell to Schwab at cost) such shares or units in the event of termination of employment during the period of restriction. All restrictions shall expire at such times as the Committee shall specify. Settlement of vested Restricted Stock Units may be made in the form of (a) cash, (b) shares of Schwab common stock or (c) any combination of both, as determined by the Committee. Restricted Stock Units may be settled in a lump sum or in installments as specified in the applicable award agreement. The distribution may occur or commence when all vesting conditions applicable to the Restricted Stock Units have been satisfied or have lapsed, or it may be deferred to any later date in accordance with Section 9, as provided for in the applicable award agreement.

(e) Performance Stock. The Committee shall designate the participants to whom long-term performance stock (“Performance Stock”) or long-term performance units (“Performance Units”) are to be awarded and determine the number of shares or units, the length of the performance period and the other terms and conditions of each such award. Each award of Performance Stock or Performance Units shall entitle the participant to a payment in the form of shares of common stock or cash (as provided in the award agreement) upon the attainment of performance goals and other terms and conditions specified by the Committee pursuant to Section 5(g) below. The Committee may, in its discretion, make a cash payment equal to the fair market value of shares of common stock otherwise required to be issued to a participant pursuant to a Performance Stock award.

(f) Other Stock or Cash Awards. In addition to the incentives described in paragraphs (b) through (e) of this Section 5, the Committee may grant other incentives payable in cash or in common stock under the Plan as it determines to be in the best interests of Schwab and subject to such other terms and conditions as it deems appropriate.

(g) Performance Goals.

(i) Awards of Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units and Other Stock or Cash Awards under the Plan may be made subject to the attainment of performance goals for a specified period of time (a “Performance Period”). In the case of an award that is intended to satisfy the performance-based exception to the deductibility limitation of Section 162(m) of the Code (the “Performance-Based Exception”), the categories of permissible performance goals include: income; operating income; pre-tax income; after-tax income; profit; pre-tax operating profits; pre-tax reported profits; pre-tax operating profit margin; pre-tax reported profit margin; after-tax operating profit margin; after-tax reported profit margin; revenue; revenue growth; operating revenue growth; cash flow; stockholder return; net income; client net new assets; levels of client assets or sales (of products, offers or services); earnings per share; return on stockholders’ equity; return on investment; earnings; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); consolidated pre-tax earnings; net earnings; operating cash flow; free cash flow; free cash flow per share; cash flow return; economic value added; market value added; total stockholder return; debt/capital ratio; return on total capital; market share of assets; return on assets; return on net assets; return on capital employed; cost control; Schwab common stock price; capital expenditures; price/earnings growth ratio; sales; sales volume; and book value per share; cost of capital; cost of equity; and changes between years or periods that are determined with respect to any of the above-listed performance criteria (“Performance Criteria”). The Committee may establish other performance measures for awards that are not intended to qualify under the Performance-Based Exception. A performance goal may be measured relative to the performance of the Company as a whole or any business unit, department, division region or function of the Company or any subsidiary in which the participant is employed and may be measured relative to a peer group or index. If more than one performance goal is specified by the Committee for a Performance Period, the Committee shall also specify, in writing, whether one, all or some other number of such performance goals must be attained in order for the performance goals to be satisfied for the applicable award. Notwithstanding satisfaction of any performance goals, the number of shares issued or amounts paid under awards may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine, subject to the provisions of Section 5(g)(ii)(B) below.

(ii) For an award that is intended to qualify for the Performance-Based Exception:

(A) Not later than the 90th day of the Performance Period (or, in the event that a Performance Period is expected to be less than 12 months, not later than the date when 25% of the Performance Period has elapsed), the Committee shall select the participants for such period and establish in writing (I) the objective performance goals for each participant for that period based on one or more of the Performance Criteria, (II) the definition of each applicable performance goal, (III) the maximum amount payable under the award for attainment of the performance goals and the threshold level of attainment below which no amount will be paid under the award, in all cases subject to the per-participant limits described in Section 4, (IV) the method by which such amounts will be calculated, and (V) how performance will be measured against a goal to reflect the impact of extraordinary items and any other unusual or non-recurring items as specified in Section 5(g)(iii) below.

(B) The Committee may not in any event increase the amount of compensation payable to a Covered Employee upon the attainment of a performance goal. The Committee shall determine and certify in writing, for each participant, the extent to which the performance goals have been met and the amount of the award, if any, to be made. The Committee has the absolute and unrestricted discretion to reduce the amount of the award that otherwise would be payable in connection with the attainment of the performance goals applicable to the award. It is expressly permissible to reduce the amount otherwise payable to zero.

(iii) In determining whether any performance goals have been satisfied, the Committee may exclude any or all extraordinary items (as determined under U.S. generally accepted accounting principles), and any other unusual or non-recurring items, including but not limited to, charges or costs associated with restructurings of the Company, discontinued operations and the cumulative effects of accounting changes. In addition, the Committee may adjust any performance goal for a year as it deems equitable to recognize unusual or non-recurring events affecting the Company, changes in tax laws or accounting procedures, mergers and acquisitions and any other factors as the Committee may determine. In the case of an award that is intended to qualify for the Performance-Based Exception, such exclusions and adjustments may only apply to the extent the Committee specifies in writing (not later than the time the performance targets are required to be established) which exclusions and adjustment the Committee will apply to determine whether a performance goal has been satisfied, as well as an objective manner for applying them, or to the extent that the Committee determined that they may apply without adversely affecting the award’s qualification for the Performance-Based Exception. To the extent that a performance goal is based on Schwab common stock, then in the event of any stock dividend, stock split, spin-off, split-off, spin-out, recapitalization or other change in the capital structure of the Company, merger, consolidation, reorganization, combination of shares, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, the Committee shall make or provide for such adjustments in performance goals as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of participants. In the case of an award intended to qualify for the Performance-Based Exception, this shall apply only to the extent the Committee determined it will not adversely affect such qualification.

SECTION 6. ADJUSTMENT OF SHARES.

(a) Adjustments. If Schwab shall at any time change the number of issued shares of common stock by stock dividend, stock split, spin-off, split-off, spin-out, recapitalization, or other change in the capital structure of the Company, merger, consolidation, reorganization, combination, exchange of shares, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, then, in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee shall equitably adjust, as it determines to be necessary and appropriate, the total number of shares reserved for issuance under the Plan, the maximum number of shares that may be made subject to an award in any fiscal year, and the number of shares covered by each outstanding award and the price therefor, if any. Any such adjustment to an Incentive Stock Option shall be made in a manner that permits the Incentive Stock Option to continue to meet the requirements of Section 422 of the Code. The Committee shall also adjust the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in the first sentence of this Section 6(a)) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are needed to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on all participants under the Plan.

(b) Corporate Transactions. In the event that the Schwab is a party to a merger or other reorganization, outstanding awards shall be subject to the agreement of merger or reorganization. Such agreement shall provide for (i) the continuation of the outstanding awards by Schwab, if Schwab is a surviving corporation, (ii) the assumption of the outstanding awards by the surviving corporation or its parent or subsidiary, (iii) the substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding awards under this Plan, (iv) full exercisability or vesting and accelerated expiration of the outstanding awards or (v) settlement of the full value of the outstanding awards in cash or cash equivalents followed by cancellation of such awards.

(c) Substitution and Assumption of Benefits. Without affecting the number of shares reserved or available hereunder, the Board or the Committee may authorize the issuance of benefits under this Plan in connection with the assumption of, or substitution for, outstanding benefits previously granted to individuals who become employees of Schwab or any subsidiary as a result of any merger, consolidation, acquisition of property or stock, or reorganization, upon such terms and conditions as the Committee may deem appropriate, including but not limited to a Stock Option exercise price or SAR grant price that is less than fair market value, so long as such exercise price or grant price is determined in a manner that complies with the applicable requirements of Section 409A and Section 424 of the Code.

(d) Reservation of Rights. Except as provided in this Section 6, a participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by Schwab of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number, kind or exercise price of shares subject to a Stock Option or other award. The grant of an award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets (or to undertake any other corporate action described in Section 6(a) above).

SECTION 7. TERMS OF AWARDS.

(a) Transferability. Except as otherwise determined by the Committee in the case of benefits other than Incentive Stock Options or SARs granted in tandem with Incentive Stock Options, each benefit granted under the Plan shall not be assigned, transferred, pledged or encumbered, either voluntarily or by operation of law, other than by will or the laws of descent and distribution and each Stock Option and SAR shall be exercisable during the participant’s lifetime only by the participant or, in the event of disability, by the participant’s personal representative. In the event of the death of a participant, the exercise of any benefit or payment with respect to any benefit shall be made only by or to the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the benefit shall pass by will or the laws of descent and distribution.

(b) Change in Control. The Committee (in its sole discretion) may determine at the time of (or at any time after) the grant of an award, that upon a Change in Control of Schwab, that any outstanding Stock Option or SAR shall become vested and exercisable; all restrictions on any Restricted Stock or Restricted Stock Unit shall lapse; all performance goals shall be deemed achieved at target levels and all other terms and conditions met; Performance Stock shall be delivered; a Performance Unit and Restricted Stock Unit shall be paid out as promptly as practicable; and any Other Stock or Cash Award shall be delivered or paid; provided, however, that this Section 7(b) shall not apply to awards pursuant to which a deferral election has been made in accordance with Section 9. A “Change in Control” shall mean the occurrence of any of the following events:

(i) Upon consummation of a reorganization, merger or consolidation (a “Business Combination”), in each case, unless, following such Business Combination:

(A) the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of Common Stock of the Company (the “Outstanding Common Stock”) and the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be; and

(B) no Person (as defined in subparagraph (iii) below) (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such other corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership of Outstanding Common Stock or Outstanding Voting Securities existed prior to the Business Combination; and

(C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(ii) If individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of (A) an actual or threatened election contest with respect to the election or removal of directors; (B) an actual or threatened solicitation of proxies or consents; or (C) any other actual or threatened action by, or on behalf of, any Person other than the Board; or

(iii) Upon the acquisition after the Effective Date by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then Outstanding Common Stock or (B) the combined voting power of the Outstanding Voting Securities; provided, however, that the following acquisitions shall not be deemed to be covered by this subparagraph (iii): (x) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by the Company, (y) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or (z) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subparagraph (i) above; or

(iv) The consummation of the sale of all or substantially all of the assets of the Company or approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(c) Taxes. Schwab shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan, after giving the person entitled to receive such payment or delivery notice and Schwab may defer making payment or delivery as to any award, if any such tax is payable until indemnified to its satisfaction. A participant may pay all or a portion of Schwab’s minimum statutory withholding obligation arising in connection with the exercise of a Stock Option or SAR or the receipt or vesting of shares hereunder by electing to have Schwab withhold shares of common stock having a fair market value equal to such amount. The Committee may permit a participant to pay the withholding obligation applicable to an award by delivery to the Company of shares of Schwab common stock owned by the participant having a fair market value equal to the amount of such taxes or permit cashless exercise.

(d) Effective Date, Amendment and Termination. The Plan is effective on the Effective Date and shall automatically terminate one day before the 10th anniversary of the date on which the Board adopted the Plan. The Board or the Committee may amend the Plan from time to time or terminate the Plan at any time. However, no such action shall reduce the amount of any existing award or change the terms and conditions thereof without the participant’s consent unless such action is necessary or desirable (i) for the continued validity of the Plan or its compliance with Rule 16b-3 of the Exchange Act or any other applicable law, rule or regulation or pronouncement, or (ii) to avoid any adverse consequences under Section 162(m) of the Code, Section 409A of the Code or any requirement of a securities exchange or association or regulation or self-regulatory body. Stockholder approval shall be obtained for any Plan amendment to the extent necessary or desirable to comply with applicable laws, regulations or rules.

(e) Fair Market Value. The fair market value of a share of Schwab common stock on a given determination date shall equal:

(i) The closing sales price of a share as reported on the New York Stock Exchange (NYSE) on the applicable determination date (except in the case of a share of Restricted Stock or a Restricted Stock Unit, which shall be the average of the high and low price of a share as reported on NYSE on the applicable determination date), or

(ii) If no sales of shares are reported for such date, the mean between the bid and asked price of a share on NYSE at the close of the market on such date, or

(iii) In the event that the method for determining fair market value described in clauses (i) and (ii) is not practicable, as determined by the Committee in its discretion, the fair market value of a share determined in accordance with any other reasonable method as the Committee, in its discretion, may deem equitable, or as required by applicable law or regulation, which method shall be one that is deemed to constitute fair market value for purposes of Section 409A of the Code to the extent it is used with respect to a Stock Option or SAR.

(f) Dividend Equivalents. Any participant selected by the Committee, in its sole discretion, may be granted dividend equivalents based on the dividends declared on shares that are subject to any award, to be credited as of dividend payment dates, during the period between the date the award is granted and the date the award is exercised, vests or expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional shares by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the foregoing, no dividend equivalents will be paid contingent on the exercise of a Stock Option or SAR.

(g) Other Provisions. The award of any benefit under the Plan may also be subject to other provisions (whether or not applicable to the benefit awarded to any other participant) as the Committee determines appropriate, including provisions intended to comply with applicable securities laws and stock exchange or stock market requirements, understandings or conditions as to the participant’s employment, requirements or inducements for continued ownership of common stock after exercise or vesting of benefits, forfeiture of awards in the event of termination of employment shortly after exercise or vesting, or breach of noncompetition or confidentiality agreements following termination of employment, or provisions permitting the deferral of the receipt of a benefit for such period and upon such terms as the Committee shall determine.

(h) Non-U.S. Employees. In the event any benefit under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules.

(i) Governing Law. The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of Delaware (without regard to applicable Delaware principles of conflict of laws).

(j) Section 409A. At all times, this Plan shall be interpreted and operated (i) with respect to awards subject to Section 409A of the Code (“Section 409A”), in accordance with the requirements of Section 409A and the regulatory guidance thereunder unless an exemption from Section 409A is available and applicable, (ii) to maintain the exemptions from Section 409A of Stock Options, SARs and Restricted Stock and any awards designed to meet the short-deferral exception under Section 409A, and (iii) to preserve the status of deferrals of compensation that were earned and vested prior to January 1, 2005 as exempt from Section 409A, i.e., to preserve the grandfathered status of such deferrals. To the extent there is a conflict between the provisions of the Plan relating to compliance with Section 409A and the provisions of any award agreement issued under the Plan, the provisions of the Plan control. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an award that is subject to Section 409A to the extent such discretionary authority would conflict with Section 409A. In addition, to the extent required to avoid a violation of the applicable rules under Section 409A by reason of Section 409A(a)(2)(B)(i), any payment under an award shall be delayed until the earliest date of payment that will result in compliance with the rules of Section 409A(a)(2)(B)(i) (regarding the required six-month delay for distributions to specified employees that are related to a separation from service). In the event that any award shall be deemed not to comply with Section 409A, then neither the Company, the Board, the Committee nor its or their designees or agents, nor any of their affiliates, assigns or successors (each a “protected party”) shall be liable to any award recipient or other person for actions, inactions, decisions, indecisions or any other role in relation to the Plan by a protected party if made or undertaken in good faith or in reliance on the advice of counsel (who may be counsel for the Company), or made or undertaken by someone other than a protected party.

SECTION 8. PAYMENT OF DIRECTORS’ FEES DEFERRALS IN SECURITIES.

In the event a Non-Employee Director elects pursuant to and in accordance with the terms of Schwab’s Directors’ Deferred Compensation Plan II (or any predecessor or successor to such plan) to defer receipt of the payment of his or her annual cash retainer from Schwab in the form of Restricted Stock Units, Nonqualified Stock Options, Restricted Stock, Other Stock Awards or a combination thereof, such Nonqualified Stock Options, Restricted Stock Units, Restricted Stock, and Other Stock Awards shall be issued under this Plan. For purposes of this Section 8, the term “Non-Employee Director” shall also include a non-employee director of any Subsidiary, if the Committee has approved participation by such non-employee director in Schwab’s deferred compensation plan for directors. The number and form of each award to be granted to Non-Employee Directors pursuant to this Section 8 in connection with a deferral election under the Directors’ Deferred Compensation Plan II (or any predecessor or successor to such plan) shall be determined in accordance with the provisions of that plan, but the terms of each such award shall be determined by the Committee or its delegate in accordance with the provisions of this Plan.

SECTION 9. DEFERRAL OF AWARDS.

Subject to the requirements of Section 409A, the Committee (in its sole discretion) may permit or require a participant to have cash or shares that otherwise would be paid to such participant as a result of the settlement of a restricted stock unit or performance unit award credited to a deferred compensation account established for such participant by the Committee as an entry on Schwab’s books. A deferred compensation account may be credited with interest or other forms of investment return, as determined by the Committee. A participant for whom such an account is established shall have no rights other than those of a general creditor of Schwab. Such an account shall represent an unfunded and unsecured obligation of Schwab and shall be subject to the terms and conditions of the applicable agreement between such participant and Schwab. If the deferral or conversion of awards is permitted or required, the Committee (in its sole discretion) may, consistent with the requirements of Section 409A, establish rules, procedures and forms pertaining to such awards, including (without limitation) the settlement of deferred compensation accounts established under this Section 9 and such rules and procedures shall be set forth in detail in the applicable stock award agreement or other deferral agreement.

SECTION 10. DEFINED TERMS.

“10% Stockholder”	5

“Board”	1

“Business Combination”	9

“Change in Control”	9

“Code”	1

“Committee”	1

“Company”	1

“Covered Employees”	2

“Effective Date”	1

“Exchange Act”	1

“Incentive Stock Option”	5

“Incumbent Board”	10

“Non-Employee Directors”	2

“Nonqualified Stock Option”	3

“Outstanding Common Stock”	9

“Outstanding Voting Securities”	9

“Performance Criteria”	7

“Performance Period”	6

“Performance Stock”	6

“Performance Units”	6

“Performance-Based Exception”	6

“Person”	10

“Plan”	1

“Prior Plans”	1

“SARs”	5

“Schwab”	1

“Section 409A”	11